                       SERVICES AND COST-SHARING AGREEMENT

                  This Services and Cost-Sharing Agreement (this "Agreement") is entered into effective as of November 30, 1999 by and between Phoenix Technologies Ltd., a Delaware corporation ("Phoenix"), and inSilicon Corporation, a Delaware corporation and a wholly owned subsidiary of Phoenix ("inSilicon").

                                    RECITALS

                  WHEREAS, Phoenix is providing, directly or indirectly, certain administrative, financial, management and other services to inSilicon, its wholly owned subsidiary and shares certain costs with inSilicon;

                  WHEREAS, inSilicon is issuing shares of its common stock, $0.001 par value per share ("Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended, and will no longer be a wholly owned subsidiary of Phoenix;

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, inSilicon desires to retain Phoenix as an independent contractor to continue to provide, directly or indirectly, certain of these services to inSilicon effective on the date of this Agreement (the "Effective Date") and to continue to share certain costs with Phoenix for the period set forth herein; and

                  WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Phoenix desires to provide, directly or indirectly, such services to inSilicon and to continue to share such costs.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF SERVICES

                  Section 1.1 PURCHASE AND SALE OF SERVICES. On the terms and subject to the conditions of this Agreement and in consideration of the payments to be made by inSilicon under Section 2.1, Phoenix agrees to provide to inSilicon, and inSilicon agrees to purchase from Phoenix, the services described in Schedule I (the "Services"). At its option, Phoenix may cause any Service it is required to provide under this Agreement to be provided by any of Phoenix or its Subsidiaries (other than inSilicon)(each, a "Phoenix Entity" and collectively, the "Phoenix Entities") or, subject to Section 1.3, a qualified third party. Unless otherwise specifically agreed by Phoenix and inSilicon, the Services to be provided by Phoenix under this Agreement shall be substantially similar in scope, quality and nature to those provided by Phoenix to inSilicon prior to the Effective Date and shall be performed by the same or similarly qualified personnel; PROVIDED, HOWEVER, that the selection of personnel to perform the Services shall be at the sole discretion of Phoenix; and PROVIDED, FURTHER, that Phoenix shall not be required to significantly increase the volume, scope or quality of the Services provided to inSilicon beyond that which has been provided to inSilicon prior to the Effective Date, however small increases based on the growth of inSilicon as can be reasonably foreseen shall be provided.

                  Section 1.2 ADDITIONAL SERVICES. In addition to the Services to be provided by Phoenix pursuant to Section 1.1, if requested by inSilicon, and to the extent that Phoenix and inSilicon may mutually agree, Phoenix shall provide additional services (including services not provided by Phoenix to inSilicon prior to the Effective Date) to inSilicon. The scope of any such services, as well as the term, costs and other terms and conditions applicable to such services, shall be set forth in writing as an addendum to this Agreement at a cost determined in accordance with Section 2.2(b). Each such addendum shall be executed on behalf of both Phoenix and inSilicon, shall be effective as of its date and shall, upon such effective date, be incorporated into and made an integral part of this Agreement.

                  Section 1.3 SERVICES PERFORMED BY THIRD PARTIES. At its option, Phoenix may cause any Service it is required to provide under this Agreement to be provided by any qualified third party that is providing, or may from time to time provide, the same or similar services for Phoenix (an "Outsourced Service"). Phoenix shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

                  Section 1.4 COST-SHARING. On the terms and subject to the conditions of this Agreement, Phoenix and inSilicon also agree to share the costs described in Schedule II (the "Shared Costs"). Such shared costs shall initially be paid for by Phoenix subject to reimbursement by inSilicon for its allocable portion thereof as provided in Section 2.2(b).

                  Section 1.5 IMPRACTICABILITY AND FORCE MAJEURE. Phoenix shall not be required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of Phoenix or to the extent the provision of such Service would require Phoenix to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract or contracts. Phoenix shall have no obligation to perform or cause the services to be performed if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of Phoenix or, if applicable, third party providers of services to Phoenix (an "Event of Force Majeure"). Phoenix will notify inSilicon of any Event of Force Majeure affecting its services to inSilicon. Phoenix agrees that following any Event of Force Majeure, inSilicon shall have no obligation to pay for the services affected thereby and Phoenix will use its reasonable best efforts to restore such services.

                                   ARTICLE II

                                 SERVICE CHARGES

                  Section 2.1 SERVICE CHARGES; SHARED COSTS. (a) The charge to inSilicon for each Service provided to inSilicon pursuant to this Agreement by Phoenix or any Phoenix Entity or for any Outsourced Service shall be equal to the amount indicated on Schedule I for such Service, or determined in accordance with the formula provided on such Schedule I.

                  (b) The reimbursement to Phoenix for each Shared Cost pursuant to this Agreement shall be equal to the amount indicated on Schedule II for such Shared Cost, or determined in accordance with the formula provided on such Schedule II.

                  (c) Phoenix shall apply usual and accepted accounting conventions in determining the amounts due hereunder and/or the basis on which a formula is to be applied and Phoenix or its agents shall keep and maintain such books and records as may be reasonably necessary to support the charges and reimbursements. Phoenix shall make copies of such books and records available to inSilicon upon request and upon reasonable prior notice.

                  Section 2.2 INVOICING AND SETTLEMENT OF COSTS. (a) Phoenix shall invoice inSilicon for all Service Charges and Shared Cost reimbursements for each calendar month within thirty (30) days following the end of such month, provided that any failure by Phoenix to provide an invoice within such time period shall not relieve inSilicon of its obligation to pay such amounts following receipt of an invoice therefor. All invoices shall reflect in reasonable detail a description of the Service performed or the Shared Cost incurred.

                  (b) inSilicon shall pay within thirty (30) days following its receipt of any invoice from Phoenix pursuant to paragraph (a), by wire transfer of immediately available funds payable to the order of Phoenix, all amounts invoiced by Phoenix during the preceding calendar month. If inSilicon fails to pay any monthly payment within 30 days following its receipt of any invoice from Phoenix pursuant to Section 2.2(a), inSilicon shall pay, in addition to the amount indicated in such invoice, interest on such amount at the prime interest rate announced by Bank of America NT&SA plus one percent per annum compounded monthly for the period such amount remains unpaid. Notwithstanding the foregoing, under the terms of the Contribution Agreement of even date herewith between Phoenix and inSilicon (the "Contribution Agreement"), Phoenix shall credit inSilicon for Service charges and Shared Cost reimbursements for the month of December 1999 in a fixed amount of $550,000.

                  (c) In the event of a dispute as to the propriety of the amount invoiced, inSilicon shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in dispute (and shall not be obligated to pay interest on the amount so withheld) and shall notify Phoenix within ten (10) business days from receipt of any disputed invoice of the disputed amount and the reasons each such charge is disputed by inSilicon. Phoenix shall provide to inSilicon, or shall cause its subsidiaries to so provide, records relating to the disputed amount so as to enable the parties to resolve the dispute. The parties shall use reasonable efforts to resolve any such dispute promptly.

                  (d) Any invoice or payment not disputed in writing by either party within 90 days of such invoice or payment, as the case may be, shall be considered final and no longer subject to adjustment.

                                  ARTICLE III

                    LIMITATION OF LIABILITY; INDEMNIFICATION

                  Section 3.1 LIMITATION OF LIABILITY. inSilicon agrees that none of Phoenix and its affiliates and their respective directors, officers, agents, and employees (each, a "Phoenix Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to inSilicon for or in connection with the Services rendered or to be rendered by any Phoenix Indemnified Person pursuant to this Agreement, the transactions and other activities contemplated hereby that result in the Shared Costs or any Phoenix Indemnified Person's actions or inactions in connection with any such Service, transaction or activity except for damages which have resulted from such Phoenix Indemnified Person's gross negligence or willful misconduct in connection therewith.

                  Section 3.2 INDEMNIFICATION OF PHOENIX BY INSILICON. inSilicon agrees to indemnify and hold harmless each Phoenix Indemnified Person from and against any damages, and to reimburse each Phoenix Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Phoenix Indemnified Person is a party (collectively, "Actions"), arising out of, relating to or resulting from the Services rendered or to be rendered by any Phoenix Indemnified Person pursuant to this Agreement, the transactions and other activities contemplated hereby that result in the Shared Costs or any Phoenix Indemnified Person's actions or inactions in connection with any such Service, transaction or activity; PROVIDED that inSilicon will not be responsible for any damages of any Phoenix Indemnified Person that are allocable to the Phoenix portion of such Services or transactions or activities that result in the Shared Costs or that have resulted from such Phoenix Indemnified Person's gross negligence or willful misconduct in connection therewith.

                  Section 3.3 INDEMNIFICATION OF INSILICON BY PHOENIX. Phoenix agrees to indemnify and hold harmless inSilicon and its Subsidiaries and their respective directors, officers, agents, and employees (each, an "inSilicon Indemnified Person") from and against any damages, and will reimburse each inSilicon Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing or defending any Action, arising out of the gross negligence or willful misconduct of any Phoenix Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement and the transactions and other activities contemplated hereby that result in the Shared Costs.

                                   ARTICLE IV

                              TERM AND TERMINATION

                  Section 4.1 TERM. Except as otherwise provided in this
Article IV or as otherwise agreed in writing by the parties, this Agreement shall have an initial term (the "Initial Term") that extends until June 30, 2000 for all Shared Costs and for all Services other than Services labeled as "accounting services" on Schedule I and an initial term that extends to September 30, 2000 with respect to Services labeled as "accounting services" on Schedule I.

This Agreement will automatically renew with respect to the applicable Shared Costs and Services on a month-to month basis after such dates unless terminated in accordance with Section 4.2.

                  Section 4.2 TERMINATION. (a) Notwithstanding the Initial Term of this Agreement, inSilicon may at any time terminate this Agreement with respect to one or more of the Services or Shared Costs, by giving at least 30 days' prior written notice to Phoenix.

                  (b) After the Initial Term of this Agreement, Phoenix may at any time terminate this Agreement with respect to one or more of the Services or by giving at least 30 days' prior written notice to inSilicon.

                  (c) Phoenix may terminate any affected Service or Shared Cost at any time if inSilicon shall have failed to perform any of its material obligations under this Agreement relating to any such Service or Shared Cost, Phoenix has notified inSilicon in writing of such failure, and such failure is not cured and shall have continued for a period of 60 days after inSilicon's receipt of notice of such failure.

                  (d) Each of inSilicon and Phoenix agrees that before exercising its rights under this Section 4.2 it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

                  Section 4.3 EFFECT OF TERMINATION. Other than as required by law, upon termination of any Service or Shared Cost pursuant to Section
4.1 or Section 4.2, and upon termination of this Agreement in accordance with its terms, Phoenix will have no further obligation to provide the terminated Service or share the cost of any transaction or activity (or any Service or Shared Cost, in the case of termination of this Agreement) and inSilicon will have no obligation to pay any amounts relating to such Service or Shared Cost or make any other payments under this Agreement and no further obligations under Article III shall accrue following such termination; PROVIDED that notwithstanding such termination, inSilicon shall remain liable to Phoenix for amounts owed and payable in respect of Services or Shared Costs actually provided and not in dispute provided before the effective date of the termination and the parties shall remain liable for indemnification obligations under Article III arising out of, relating to or resulting from the period prior to such termination.

                                   ARTICLE V

                                 MISCELLANEOUS

                  Section 5.1 INTERNAL REFERENCES. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                  Section 5.2 PERFORMANCE UNDER THE CONTRIBUTION AGREEMENT. Notwithstanding anything to the contrary contained in this Agreement, inSilicon shall not be charged anything under this Agreement for any services that are specifically required to be performed or costs required to be assumed under the Contribution Agreement.

                  Section 5.3 NO AGENCY. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between Phoenix and inSilicon or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

                  Section 5.4 INSILICON AS SOLE BENEFICIARY. inSilicon acknowledges that the Services shall be provided only with respect to the business of inSilicon as currently operated or as mutually agreed upon by Phoenix and inSilicon. inSilicon shall not request performance of any Service for the benefit of any entity other than inSilicon. inSilicon represents and agrees that inSilicon will use the Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents and instructions furnished from time to time by Phoenix to inSilicon. Phoenix reserves the right to take all actions, including termination of any particular Service, that Phoenix reasonably believes to be necessary to assure compliance with applicable laws and regulations. Phoenix will notify inSilicon of the reasons for any such termination of Services.

                  Section 5.5 ENTIRE AGREEMENT. This Agreement including the schedules and the other agreements referenced specifically in this Agreement constitute the entire understanding of the parties with respect to the subject matter of this Agreement, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than Phoenix and inSilicon.

                  Section 5.6 EXHIBITS AND SCHEDULES. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

                  Section 5.7 INFORMATION. Subject to applicable law and privileges, each party covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes.

                  Section 5.8 CONFIDENTIAL INFORMATION. inSilicon and Phoenix hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, business, legal and technical data, business plans, and the like, but shall not include (i) information which becomes publicly available other than by release in violation of the provisions of this Section 5.7, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question or was not bound to hold such information confidential, (iii) information acquired or developed independently as evidenced by competent written proof by a party without violating this Section 5.7 or any other confidentiality agreement with the other party and (iv) information that any party to this Agreement is required to disclose by law, provided that it first notifies the other party of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party breaches or threatens to breach any provision of this Section
5.7. The obligations of confidentiality hereunder shall, after termination of this Agreement, survive for a period of 5 years. Upon termination, all confidential material of one party related to the other party will be returned to such party along with all copies thereof.

                  Section 5.9 DISPUTES. All disputes arising out of, related to or resulting from this Agreement, including the interpretation hereof shall be resolved in accordance with the procedures set forth in that certain Initial Public Offering Agreement between inSilicon and Phoenix dated as of November 30, 1999, as the same may be amended from time to time.

                  Section 5.10 NOTICES. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                  If to Phoenix, to:

                           411 East Plumeria Drive
                           San Jose, CA  94134
                           Attn:  General Counsel

                  If to inSilicon, to:

                           411 East Plumeria Drive
                           San Jose, CA  94134
                           Attn: General Counsel

                  Any party may, by written notice so delivered to the other party, change the address to which delivery of any notice shall thereafter be made.

                  Section 5.11 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to the conflicts of laws rules of such state.

                  Section 5.12 LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

                  Section 5.13 ASSIGNMENT. (a) No party to this Agreement shall (i) consolidate with or merge into any Person or permit any Person to consolidate with or merge into such party (other than a merger or consolidation in which the party is the surviving or continuing corporation), or (ii) sell, assign, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its assets, unless the resulting, surviving or transferee Person expressly assumes, by instrument in form and substance reasonably satisfactory to the other parties, all of the obligations of the party under this Agreement, such satisfaction shall be provided in writing and not unreasonably withheld.

                  (b) Except as expressly provided in paragraph (a), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable, directly or indirectly, by any party without the prior written consent of the other party, and any attempt to so assign without such consent shall be void.

                  Section 5.14 SUCCESSORS AND ASSIGNS. Subject to Section 5.12, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

                  Section 5.15 AMENDMENT AND WAIVER. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement. Notwithstanding the foregoing, this Agreement may not be altered or amended, nor may rights hereunder be waived by inSilicon after the closing of the Initial Public Offering without the affirmative vote or written consent of a majority of the directors of inSilicon who are not affiliates of Phoenix.

                  Section 5.16 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

                  Section 5.17 TITLES AND HEADINGS. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  Section 5.18 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement and the Contribution Agreement, the provisions of this Agreement shall prevail.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                       PHOENIX TECHNOLOGIES LTD.



                                       By:    /s/ Linda Moore
                                          --------------------------------------
                                       Name:  Linda V. Moore
                                       Title: VP, General Counsel & Secretary



                                       INSILICON CORPORATION



                                       By:    /s/ David J. Power
                                          --------------------------------------
                                       Name:  David J. Power
                                       Title: Vice President, General Counsel

                                   Schedule I

NOTE: AS USED HEREIN, "EMPLOYEES" REFERS TO COMMON-LAW EMPLOYEES PLUS FULL-TIME EQUIVALENT CONTRACTORS.


SERVICE                 DESCRIPTION                                              CHARGE OR BILLING FORMULA
-------                 -----------                                              -------------------------
Depreciation of         Depreciation related to all assets jointly used by       Total joint asset depreciation costs
common assets (*)       Phoenix and inSilicon, such as networking equipment,     multiplied by the percentage of
                        furniture and leasehold improvements.                    inSilicon employees to total
                                                                                 employees.

IT (*)                  IT costs dedicated to both Phoenix and inSilicon,        Total joint IT costs multiplied by
                        such as networking, telecommunications, help desk        the percentage of inSilicon
                        support and applications services.                       employees to total employees.

Corporate               Top executive costs incurred by Phoenix that benefit     Total joint corporate administration
Administration (*)      both Phoenix and inSilicon, such as the cost of the      costs multiplied by the percentage
                        CEO and his or her administrative support.               of inSilicon employees to total
                                                                                 employees.

Corporate Marketing     Corporate marketing costs incurred by Phoenix that       Total joint corporate marketing
(*)                     benefit both Phoenix and inSilicon.                      costs multiplied by the percentage
                                                                                 of inSilicon employees to total
                                                                                 employees.

Accounting Services     All accounting and finance services incurred by          Total joint accounting and finance
(**)                    Phoenix that benefit both Phoenix and inSilicon,         costs multiplied by the percentage
                        including billings, collections, payables                of inSilicon employees to total
                        processing, general ledger, revenue accounting,          employees.
                        financial planning, treasury and tax functions.

Legal, Human            All other administrative functions incurred by Phoenix   Total joint other administrative
Resources and           that benefit both Phoenix and inSilicon, including       costs multiplied by the
Other                   legal, human resources, purchasing, facilities           percentage of inSilicon
Administrative          management and operations functions.                     employees to total employees.
Services (**)


(*) It is estimated that these costs will be billable by Phoenix to inSilicon until inSilicon moves into a separate facility, at which time no such costs will be billable.(**) It is estimated that these costs will be billable by Phoenix to inSilicon for so long as services continue to be provided.

                                   Schedule II

NOTE: AS USED HEREIN, "EMPLOYEES" REFERS TO COMMON-LAW EMPLOYEES PLUS FULL-TIME EQUIVALENT CONTRACTORS.


SHARED COST           DESCRIPTION                                               CHARGE OR BILLING FORMULA
-----------           -----------                                               -------------------------
Facilities (*)        Rent, utilities and maintenance costs associated with     On a facility-by-facility basis,
                      any facility that one or more inSilicon employee(s)       total costs incurred by Phoenix
                      occupies.                                                 multiplied by the percentage of
                                                                                inSilicon employees to total
                                                                                employees in the facility.

Insurance (**)        Insurance costs that include inSilicon coverage,          Total costs incurred by Phoenix
                      including General Corporate Liability, Directors' and     multiplied by the percentage of
                      Officers' Liability and Workers' Compensation.            inSilicon employees to total
                                                                                employees.

(*) It is estimated that these costs will be billable by Phoenix to inSilicon until inSilicon moves into a separate facility, at which time no such costs will be billable.

(**) It is estimated that these costs will be billable by Phoenix to inSilicon for so long as inSilicon continues to be covered under the Phoenix insurance policies.